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



                                                                    NEWS RELEASE

                                              [WILLAMETTE INDUSTRIES, INC. LOGO]
FOR IMMEDIATE RELEASE
May 21, 2001

CONTACT:
    Greg Hawley            Cathy Dunn             Paul Verbinnen/David Reno/
    EVP & CFO              VP Communications      Jim Barron
    Willamette Industries  Willamette Industries  Citigate Sard Verbinnen
    503-273-5640           503-273-5642           212-687-8080


                    WILLAMETTE COMMENTS ON WEYERHAEUSER'S
                          EXTENSION OF HOSTILE OFFER


        Says Weyerhaeuser's Offer "Shortchanges" Willamette Investors;
              Urges Shareholders to Vote For Willamette Directors


      PORTLAND, ORE. - May 21, 2001 - Willamette Industries (NYSE: WLL) today responded to Weyerhaeuser Company's (NYSE: WY) extension of its tender offer to purchase Willamette for $50 per share in cash.

     Duane C. McDougall, President and Chief Executive Officer of Willamette Industries, said, "We are disappointed that Weyerhaeuser has decided to continue its hostile actions, but are encouraged by the show of support we have received from our shareholders. The fact that less than 45% of shareholders have tendered into the current offer, a decline from prior extensions, supports our Board's decision to reject that offer as inadequate.

     McDougall continued: "Our message to our shareholders is that it matters who they vote for on June 7th, and we urge them to vote for Willamette's directors in order to protect the value of their investment. Willamette's directors have delivered superior value under most key financial metrics relative to our industry over the last decade. They have also overseen investments that we believe will increase our cash flow by approximately 30-40% over the next three years.

     "Weyerhaeuser says we won't sit down to discuss a higher offer, but the fact is that we have met with them four times in the last two years and they have telephoned us twice in the last few weeks. In our most recent telephone conversations, Weyerhaeuser has provided no additional information other than to reiterate what we have judged to be a low-ball offer - nothing has changed. As we have said all along, it is not in shareholders best interests for us to negotiate at bargain basement levels." said McDougall.

     "While our strategy is not to sell the company, we have said throughout this battle that we understand our responsibility to listen to serious offers. However, we also understand our fiduciary obligation not to sell the Company for what we believe to be a bargain basement price. A lot has changed in the six months since Weyerhaeuser began its hostile bid and a lot could change over the next year."

     Commenting on Weyerhaeuser's previous proposals and its nominees, McDougall said- "The Willamette Board, after careful consideration, has unanimously rejected previous opportunistic proposals from Weyerhaeuser - proposals that always came when industry stock prices were temporarily depressed - and the Board continues to believe that the $50 offer seriously shortchanges Willamette's investors. We believe that Weyerhaeuser's offer would result in accretion of at least 30% or more on a cash basis to Weyerhaeuser's 2002 cash EPS, value that in our view rightfully belongs to Willamette's shareholders. Yet Weyerhaeuser's own materials say that their nominees would have accepted, subject to their fiduciary duties, Weyerhaeuser's previous $48 offer, which Willamette's Board unanimously determined was inadequate. The same language is repeated in Weyerhaeuser's amended materials for its $50 offer."

     "While all directors are subject to fiduciary duties, we think Willamette's shareholders should ask: 'Which of the previous proposals or offers would Weyerhaeuser's nominees have accepted had they been on Willamette's board? Whose interests do our shareholders really believe Weyerhaeuser's nominees would serve?' Again, we are urging shareholders to vote for value and to vote the GREEN proxy card," he said.

     McDougall concluded: "We want to thank all Willamette employees for their continued hard work and dedication during this period and express our appreciation to the many Willamette shareholders who have not tendered their shares. We encourage all Willamette shareholders not to tender their shares to Weyerhaeuser and, for those who have, to withdraw them."

      Willamette Industries is an integrated forest products company with 105 plants, located in the U.S., France, Ireland and Mexico. The company owns 1.7 million acres of forestland in the U.S. and manages it sustainably to produce building materials, composite wood panels, fine paper, office paper products, corrugated packaging and grocery bags.

                                     # # #

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward looking statement made by Willamette with respect to the Weyerhaeuser tender offer is not entitled to the benefit of the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions; the level of new housing starts and remodeling activity; the availability and terms of financing for construction; competitive factors, including pricing pressures; the cost and availability of wood fiber; the effect of natural disasters on the Company's timberlands; construction delays; risk of nonperformance by third parties; and the impact of environmental regulations and other costs associated with complying with such regulations. Please refer to Willamette Industries' Securities and Exchange Commission filings for further information.

********************************************************************************

The following is an interview with Duane C. McDougall, President and Chief Executive Officer of Willamette Industries, Inc., that originally aired on CNBC on May 18, 2001:

        Mark Haines, anchor:

        Willamette is sticking to its guns. The paper products company in New York this week to shore up investor support against a hostile bid by Weyerhaeuser. The bid expires today but will likely be extended until the Willamette shareholder meeting June seventh. Willamette says the five and a half billion dollar bid doesn't even come close to a fair price. The stock is trading between forty-five and fifty since the offer was announced. It doesn't take a rocket scientist to look at that chart and know when the offer was announced. What will it take to make the hostile bid friendlier? Let's find out. Joining us is Duane McDougall. He is Willamette's CEO.

        Good morning, sir.  Thanks very much for joining us.

        Duane McDougall   (Willamette Chief Executive Officer):  Thank
        you, Mark.  It's a pleasure to be here.

        Haines: I--I assume there is a price at which you'd--you'd sell?

        McDougall : Willamette has consistently said that we are not for sale. Our board has not set a price. And the offer that Weyerhaeuser has on the table is woefully inadequate. So we are convinced that we can continue to deliver more value to shareholders on our own than the fifty dollars offer that's on the table.

        Haines:  It's woefully inadequate?

        McDougall:  Woefully inadequate.

        Haines: But your stock was nowhere until this offer came along.

        McDougall: Our stock has traded above fifty dollars per share in the past. And, as a matter of fact, if you look at what's taken place in the last six months since November tenth, industry stock averages have gone up about thirty-four percent. Weyerhaeuser itself has gone up forty-three percent. So their paltry two dollar increase that took place last week pales in significance to what's taken place in the industry. We're convinced we would be trading about this level right now irregardless of the Weyerhaeuser offer.

        David Faber (CNBC Stocks Editor): Mr. McDougall, can you take us through briefly some of the math that--that leads you to the conclusion it's woefully inadequate versus your peers in terms of multiples, in terms of your own earnings power--or your company's I should say, in the next year or two as to why they should be paying more or somebody should be paying more?

        McDougall: Sure David. We're the premier forest products company in the industry. We've outperformed the industry by a factor of four in terms of shareholder return over the last ten years. And if you look--and if you want to look at recent history, the last six months we've outperformed the industry by a significant margin.

        Even at where we're trading at right now, we're trading at a discount to the industry average on a PE multiple and on cash-flow multiples which we're trading right at the median of the industry average. So, we're very confident of where we're at today.

        As far as going forward we have been talking for the last six months and telling the investing public that we have a number of initiatives underway that will generate somewhere between three to four hundred million dollars of cash-flow in the next three years. That represents forty percent of what our cash-flow was in the year 2000. So we're very confident of our future.

        Faber: You know, you and I had this conversation a few weeks ago...

        McDougall:  Right.

        Faber: ...when you were on. But there is a distinct possibility, despite your shoring up investor support, that you'll lose the vote and that three members to your board will be elected by Weyerhaeuser. It seems to set up a very difficult situation in which to conduct business. And it seems to be sending a message from your own shareholders that they want you to talk to Weyerhaeuser in a friendly manner. What if you lose this vote?

        McDougall: Well, we'll see what happens. We're confident at this point in time. I think before our shareholders should vote for Weyerhaeuser's nominees they ought to consider the fact that they have publicly stated in their proxy documents that their sole purpose is to facilitate a transaction. And now while we understand they are subject to their fiduciary responsibilities, I think one has to ask, are they going to represent Weyerhaeuser--Weyerhaeuser's interests or are they going to represent Willamette shareholders interests in order to do the best for them.

        Gerald Klauer (Gerard Klauer Mattison): What would be a fair multiple of cash flow in your opinion, normalized if you look out over the next three to five years for--for a company that has outperformed relative to it's peers in the group?

        McDougall: Gerald, I don't have specifics as to a normalized--

        Klauer:  But as a premium to what you think it is now?

        McDougall: It should be a premium as to what it is. I mean, we are--we have outperformed the industry by a significant margin. Yet as of right now we are trading at a discount, as I said, on the PE multiple and we're trading right at the median, yet we've outperformed the industry by a significant amount.

        Faber: There are some people who think you are waiting for an International Paper. In fact, Mark and I were interviewing John Dillon last week from IP, they're closing the Champion deal. Would you--or are you perhaps waiting perhaps until a company like that might be in a position to make a higher offer?

        McDougall: Well, once again, let me reemphasize we're not trying to sell the company. But of course if any serious offer comes in our board knows its responsibility and will give it due consideration and evaluation.

        Faber: What about your own responsibility to shareholders if they do elect those three board members put up by Weyerhaeuser? What about that responsibility?

        McDougall: Well, if they do elect those three nominees, we are prepared to stay in this for the long fight to represent our shareholders best interests. And selling this company at fifty dollars is a steal by Weyerhaeuser.

        Haines: All right. We have to leave it there but we thank you very much, sir. We appreciate you coming in, giving us your side of the story.

        McDougall:  Thank you.

        Haines:  Duane McDougall is CEO of Willamette.

********************************************************************************

The following is an interview with Duane C. McDougall, President and Chief Executive Officer of Willamette Industries, Inc. that originally aired on CNNfn on May 18, 2001:

        David Haffenreffer, co-anchor:

        The forest products company Willamette Industries has been fighting off a hostile takeover attempt by Weyerhaeuser since last November. Now earlier this week Willamette's board said the latest offer of five and a half billion dollars was simply too low.

        Christine Romans, co-anchor:
        And what might it take to sway the Oregon-based company?
        Joining us here in the study is Duane McDougall, Willamette Industries' president and CEO.

        Welcome to the program.

        Duane McDougall (President, Chief Executive Officer;
        Willamette Industries): Thank you. It's a pleasure to be here.

        Romans: So you've been engaged in a bit of a battle over the last what, seven months?

        McDougall:  Almost seven months now.

        Romans: My goodness. First of all, that's got to be a costly endeavor. Second of all, what is a reasonable--reasonable level which you would consider taking a look at Weyerhaeuser would like?

        McDougall: Well, let me put something straight from the very beginning. Willamette's not for sale. We know we have a responsibility to listen to offers. And if a serious offer gets on the table, our board will give it due consideration. You know, I think it's important to remember that since November 10, industry stock averages have increased approximately thirty-four percent. In fact, Weyerhaeuser's been up forty-three percent since November
        10. And all that would indicate that we would be trading right about this level irregardless of whether Weyerhaeuser had an offer on the table.

        Haffenreffer: Weyerhaeuser--Weyerhaeuser's offer is for five and a half billion dollars. What would be considered a serious offer if--if it is not?

        McDougall: Our board has not set a price tag. And whatever offer gets put on the table, we'll give it due consideration. But we're not trying to sell the company. We have not gone out and tried to solicit offers. We're very confident in our future. We believe that we can continue to deliver shareholder value going forward. Right now we have several initiatives underway that will generate somewhere between three to four hundred million dollars of additional cash flow over the next three years. Put that in context, that represents about forty percent of what our cash flow was in the year 2000. So we have significant growth opportunities within the company. And we're very confident about our future.

        Romans: Fighting this battle with Weyerhaeuser, it clearly must be costing a fortune on a month-to-month basis. How long can this go on, you know? I saw a quote of two million dollars a month this--was the cost of this.

        McDougall: We've estimated if this battle continues to go over a two-year-time frame, it could cost us as much as fifty million dollars.

        But Willamette is in extremely strong financial condition. We have one of the best balance sheets in the industry. And we're going to defend our shareholders against this attempt to steal the company out from underneath them.

        Haffenreffer: If you successfully do defend your shareholders from this takeover by Weyerhaeuser, acquisitions are an option for you. Where would you like to beef things up?

        McDougall: Well, acquisitions would be something we'd like to look at and probably our first priority would be in Brown Paper and Corrugated Containers, and in the building materials area. We think there's numerous opportunities where we could add value. But I've got to assure you that if we were ever to do an acquisition, it will not be a hostile takeover.

        Haffenreffer:  Have you held talks with anybody as of yet?

        McDougall: Not right now. We're devoting our attention to the issue at hand.

        Haffenreffer:  You're a little busy.

        Romans: Yeah. What are you telling shareholders? You said you were meeting with some shareholders and--and investors. What are--what are you telling them about your strategy, you know, short term and long term as you fight this battle?

        McDougall: Well, first of all, we need to put in context that over the last ten years Willamette has been the best-performing company in the industry by a factor of four in terms of returning value to shareholders. Clearly a superior performer in the industry. As I talked about the value-enhancement initiatives that we have underway that will generate additional cash flow and the fact that just look at where the industry stock averages have gone over the last seven months. We would be trading at this level now. What Weyerhaeuser's offering is no premium at all over what we would be achieving on our own.

        Haffenreffer: Weyerhaeuser's top man, Steven Rogel, used to work at Willamette, no?

        McDougall:  Yes.

        Haffenreffer:  Is any of this a personal spat going on?

        McDougall: Well, I can't comment on that from their point of view. For us this is about shareholder value. That's the sole criteria that we view everything by. And fifty dollars a share is woefully inadequate.

        Haffenreffer: About a month ago you guys reported your quarterly earnings.

        McDougall:  Right.

        Haffenreffer: We're--we're about--we're another further month into the current quarter here. You still feeling pretty good about earnings expectations?

        McDougall: Well, you know, it's early in the quarter, but our business base is solid; order backlogs are very good.
        And our volume continues to be solid. So we feel very good about business conditions are and moving forward.

        Haffenreffer: Going to have to worry about any pre-announcements coming out?

        McDougall:  Hope not.

        Romans: OK. Duane McDougall, Willamette Industries, thank you so much for joining us.

        Haffenreffer:  Best of luck to you.

        McDougall:  All right.  Thank you.

              # # #